Exhibit 10.2

Summary of Material Compensatory Arrangement between Paperclip Software, Inc. and William Weiss

As of November 6th 2006 Paperclip Software, Inc. (“PCLP”) owed to William Weiss $259,000 and to Registry Services Associates (“RSA”)a partnership he was associated with $650,000, for back salary and consulting services rendered for a period of approximately 7 years. With the agreement of Michael Suleski and Michael Bridges, the two non-interested members of the Board of Directors, Mr. Weiss on behalf of himself and RSA, agreed to take stock in PCLP at a price of $0.35 cents per share for the monies owed with the exception of $25,000. At that time PCLP was trading at $0.03 cents per share.

Name	Money owed	Shares issued

Registry Services Associates	$625,500	1,787,143

William Weiss	$259,000	740,000

Total	$884,000	2,527,143